Exhibit 10.44

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AGREEMENT

For Services Relating to the Cell Line Known as [*]

Expressing Product XR-[*]

Between

LONZA BIOLOGICS PLC

And

XCYTE THERAPIES, INC.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AGREEMENT

For Services Relating to the Cell Line Known as [*]

Expressing Product XR-[*]

between

LONZA BIOLOGICS PLC

and

XCYTE THERAPIES, INC.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

THIS AGREEMENT is made the 6 day of June, 2000

BETWEEN

1.	LONZA BIOLOGICS PLC, the registered office of which is at 228 Bath Road, Slough, Berkshire SL1 4DY, England (“LB”), and

2.	XCYTE THERAPIES, INC., of 1124 Columbia Street, Suite 130, Seattle, Washington 98104, USA, (“Customer”).

WHEREAS

A.	Customer is the proprietor of, or licensed to use, the Cell Line [*] (designated at LB as [*]) expressing Product XR-[*], and

B.	LB has the expertise in the development of process for and manufacture of similar products, and

C.	Customer wishes to contract with LB for services to develop a Process for and manufacture Product, and

D.	LB is prepared to perform such Services for Customer on the terms and conditions set out herein, and

E.	LB will where scientifically possible perform such Services in parallel with Services to produce Product XR-[*] for Customer.

NOW THEREFORE it is agreed as follows:

1.	In this Agreement, its recitals and the schedules hereto, the words and phrases defined in Schedule 4 hereto and in the Standard Terms for Contract Services set out in Schedule 5 hereto shall have the meanings set out therein.

2.	Subject to the Standard Terms for Contract Services set out in Schedule 5 and any Special Terms, LB agrees to perform the Services and the Customer agrees to pay the Price together with any additional costs and expenses that fall due hereunder.

3.

3.1      Any notice or other communication to be given under this Agreement shall be delivered personally or sent by facsimile transmission, or if facsimile transmission is not available, by first class pre-paid post addressed as follows:

3.1.1	if to LB to:

Lonza Biologics plc
228 Bath Road

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Slough
Berkshire SL1 4DY

Facsimile: 01753 777001
For the attention of the Head of Legal Services

3.1.2	if to the Customer to:

Xcyte Therapies, Inc.
1124 Columbia Street
Suite 130
Seattle
Washington 98104

Facsimile: 206 262 0900
For the attention of Director, Business Development

or to such other destination as either party hereto may hereafter notify to the other in accordance with the provisions of this clause.

3.2	All such notices or other communications shall be deemed to have been served as follows:

3.2.1	if delivered personally, at the time of such delivery;

3.2.2	if sent by facsimile, upon receipt of the transmission confirmation slip showing completion of the transmission;

3.2.3	if sent by first class pre-paid post, ten (10) business days (Saturdays, Sundays and Bank or other public holidays excluded) after being placed in the post.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

Signed for and on behalf of LONZA BIOLOGICS PLC	/s/ Edwin Davies

	President	Title

Signed for and on behalf of XCYTE THERAPIES, INC.	/s/ Ronald Jay Berenson

	President & CEO	Title

SCHEDULE 1

For the purposes of this document Cell Line shall mean the [*] cell line [*] (designated at LB as [*]), expressing the [*] XR-[*].

Product shall mean the anti-[*] antibody, XR-[*].

A.	DRAFT SPECIFICATION FOR BULK PURIFIED PRODUCT

Note: After completion of [*] of the Services, Lonza and the Customer agree to review performance against the draft Specification and to agree the timeframe for moving to a full Specification.

TEST		METHOD	SPECIFICATION
(LB SOPs)

1.1	Appearance	60516C	[*]

1.2	Particulates	60516C	Report result. For information only.

1.3	pH at [*]	60328C	As determined by LB under the Services.

1.4	Protein concentration [*] [*]	60284C	To be set by the Customer as between [*]

1.5	Purity	60359C	Greater than or equal to [*].

	Reduced [*]		Report result

Non-reduced [*]

1.6	[*]	60334C	[*] greater than or equal to [*]. Less than or equal to [*].

1.7	[*]	60512C	Report result. Compare to reference.

Note:	[*].

1.8	Isotype	tbd	[*]

1.9	Extended [*]	60288C (21 CFR 610.12) (EP & USP)	[*] detected after [*] days

1.10	Mycoplasmas (production fermenter at harvest)	(FDA points to consider 1993)	[*].

1.11	Endotoxins (LAL colorimetric)	60186C	Less than or equal to [*].

1.12	[*] DNA (Hybridisation)	60461C	Less than or equal to [*].

1.13	[*]	60433C	Less than or equal to [*].

1.14	Bovine serum albumin (if appropriate)	60445C	Less than or equal to [*].

1.15	Tropolone	Development assay	For information only.

1.16	Recombinant human insulin	60448C	Less than or equal to [*].

1.17	Host cell protein	Development assay	For information only.

1.18	Virus testing (production fermenter). Testing will be carried out by a Testing Laboratory. Samples taken from the production fermenter [*]:
	[*]		Report result*
	[*]		Report result*
	[*]		Negative
[*]

*Note:	If fermenter result is [*], the final Product will be tested for [*] as appropriate. Product will only meet the draft Specification if these tests are [*]. In the event that the fermenter sample is [*], an [*] test will be performed on the [*] for quantification.

	Number of virus-like particles per ml of bulk harvest (EM)		Report result

2.	Final Formulation Buffer	:	To be determined by LB under the Services

3.	Bottling of Bulk Product:

	3.1 Containers	:	[*] bottles.

	3.2 Denominations	:	[*] (Customer samples). Bulk to be agreed.

Note:	The Customer may request that LB bottles Product in [*] that are not standard to LB’s GMP operation. If so the validation studies under Stage 9 may be required to be performed under the services [*].

4.	Product Storage Conditions	:	Store at greater than or equal to [*], less than or equal to [*].

5.	Shipment Temperature	:	Product shipped at greater than 0ºC, less than or equal to [*].

6.	Labelling	:	Plain, white, matt, permanent, thermal transfer labels [*]. Label information to contain Product name, Cell Line name, Lot number, Date of Manufacture, [*] and Storage Information.

B.	SPECIFICATION FOR A MASTER OR WORKING CELL BANK

Starting Material Definition

Master or Working Cell Bank of a cryopreserved [*] cell line prepared from a pooled culture and stored in individual ampoules in liquid nitrogen refrigerators.

1.	The acceptance criteria for tests performed on ampoules from the cell bank

TEST	METHOD	SAMPLE SIZE	SPECIFICATION

Viability & Homogeneity	LB (51200C)	[*]	Viable

Mycoplasma	DNA stain; FDA Points to Consider 1993	[*]	[*]

Mycoplasma	Direct Isolation; 21 CFR 610.30 and FDA Points to Consider 1993		[*]

Sterility	21 CFR 610.12 & USP, EP (LBA 60159C) detected after 14 days	[*]	[*]

2.	The acceptance criteria for tests performed on ampoules of the Cell Bank or on ampoules of cell stocks linearly related to the Cell Bank, tests to be performed on cell lines before entry into LB’s GMP facility, using accredited LB Testing Laboratories.

TEST	SPECIFICATION

Species Identity (Isoenzyme analysis)	Typical for a [*] cell line.

[*]	[*]

[*] Antibody Production	[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2

SERVICES

CONTENTS

1.	Supply of Customer Materials and Customer Know-How

2.	Activities to be undertaken by LB:

Stage 1— Cell Line Evaluation
Stage 2— Master and Working Cell Bank Preparation and Analysis
Stage 3— Purification Process Development
Stage 4— cGMP Documentation
Stage 5— Development Pilot Batch at [*]
Stage 6— Production of cGMP Material at [*]
Stage 7— Manufacturing and Control Data Packages
Stage 8— Evaluation of Retrovirus Clearance
Stage 9— Validation of Bulk Product bottling and shipping in [*] volumes
Stage 10— Preformulation Study
Stage 11— Bulk Product Stability Studies
Stage 12— Reference Standard Characterisation and Product Equivalence Studies
Stage 13— Evaluation of LB’s [*] with Product

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.	SUPPLY OF CUSTOMER MATERIALS AND CUSTOMER KNOW HOW

Customer shall supply to LB the following:

i)	Information on the Cell Line and the Product to allow a safety assessment by LB’s Biological Safety Committee. This information has to be reviewed before the Cell Lines can be sent to LB.

ii)	At least [*] of viable frozen cells of the Cell Line, containing approximately [*]. The Cell Line is understood to be fully cloned and suitable for the development programme outlined in the Services. The Customer may supply the Cell Line in the form of a cell stock or a Customer cell bank.

iii)	A purified reference standard for each of the Products (approximately 10mg samples if possible).

2.	ACTIVITIES TO BE UNDERTAKEN BY LB

1.0	Stage 1—Cell Line Evaluation

1.1	Objectives

1.1.1	To adapt the Cell Line to suspension culture in LB’s [*] for [*] cell lines and to choose a final production medium.

1.1.2	To monitor stability of production.

1.1.3	To determine fermentation production kinetics and establish a fermentation Process for production of Product using the chosen production medium.

1.2	Activities

1.2.1	Send ampoules of the incoming Cell Line to a Testing Laboratory to be tested by assay for [*].

1.2.2	Using the Product reference standard provided by the Customer evaluate LB’s [*].

1.2.3	After receiving confirmation that the incoming Cell Line is [*], adapt the Cell Line to growth in suspension in LB’s [*]. Screen by allowing [*] and measure [*].

Deliver samples of culture supernatant and appropriate medium control from the [*] to the Customer to enable the Customer to confirm [*] by an [*] assay.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.2.4	Purify a small quantity of antibody from the supernatants of the adapted Cell Line by [*]. Compare to the appropriate reference standard.

Deliver samples (generally less than [*]) of purified Product to the Customer. The Customer would like to receive [*] samples if possible at this point. If this quantity can not be achieved LB may agree to provide additional material to the Customer.

1.2.5	[*] of the Cell Line.

1.2.6	Prepare an interim report for the Customer.

Evaluation Point: At this point LB will provide the Customer with a brief interim report and the Customer and LB will make a preliminary evaluation of Cell Line [*] and the Customer will assess the [*] of Product produced by the Cell Line. The Customer and LB will agree at this point whether to conduct the remainder of the Services in [*] medium.

1.2.7	Assess stability of production of the Cell Line in [*] culture for at least [*]. Confirm Product [*] by [*] and [*]. Deliver supernatant samples to the Customer to enable the Customer to confirm [*] activity of the Product.

Evaluation Point: At this point the Customer and LB may assess the suitability of the Cell Line for large scale production.

1.2.8	Evaluate growth of the Cell Line to determine if LB’s [*] regime is appropriate.

1.2.9	Carry out a [*] in two laboratory scale [*], using a [*], to determine the [*].

1.2.10	Conduct preliminary studies on [*].

1.2.11	Determine Product concentration during the laboratory scale [*] by [*] and [*].

1.2.12	Issue report of activities to the Customer. This report shall include the following:

—	Details of key experimental data generated in Stage 1.

—	An assessment of the performance of the Cell Line at laboratory scale.

—	A preliminary estimate of the expected yield from the selected Cell Line at production scale.

Note:	In all reports to the Customer any techniques or reagents used which are proprietary to LB will be described in outline only.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.3	Timescale

Stage 1 shall be complete with the issue of the report of activities and it is estimated that this report will be issued within [*] from the start of Stage 1.

Stage 2 (Cell Banking) can commence at the Customer’s request any time after activity 1.2.5 is complete i.e. the PSS is available. It is estimated that activity 1.2.5 will be complete [*] after commencement of Stage 1.

2.0	Stage 2—Master and Working Cell Bank Preparation and Analysis

2.1	Objectives

2.1.1	Create and characterise a master and working cell bank (MCB and WCB).

2.1.2	To test the PSS (Stage 1, 1.2.5) of the Cell Line such that sufficient test information is available for rapid transfer of the Cell Line to LB’s GMP manufacturing facility. Testing for potential adventitious agents is required so that all cell lines and products are protected for customers.

2.2	Activities

2.2.1	Send an [*] (Stage 1, 1.2.5) of the Cell Line for [*] to a Testing Laboratory [*].

2.2.2	Send [*] of the Cell Line to Testing Laboratories to be tested by:

a)	Assay for viruses:

[*]

[*]

b)	Isoenzyme analysis

2.2.3	Prepare documentation, as approved by LB’s Quality Services Department for the preparation of the cell banks from the PSS.

2.2.4	Establish a [*] MCB and a [*] WCB according to GMP. The MCB will be derived from [*] of the PSS and the WCB will be derived from [*] of the MCB. The cell banking system is designed in line with the “Points to Consider in the Characterisation of Cell Lines used to Produce Biologicals” (1993—Food and Drug Administration), and the “Production and Quality Control of Monoclonal Antibodies” (Adopted July 1995: Commission of the European Communities).

2.2.5	Establish standard maintenance, storage and release procedures for the MCB and WCB on and off the LB production site.

2.2.6	Characterise the MCB and WCB :-

[*].

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Assess cell bank viability from [*] distributed through the bank. Evaluate [*] from the MCB and WCB following LB’s [*] and measure [*].

2.2.7	Issue report of activities to Customer. The report shall include:

a description of the preparation of the cell banks;

details of the history of the Cell Line at LB;

mycoplasma and sterility test results on the cell banks;

details of cell growth characteristics for the Cell Line;

details of materials and methods used for activities under Stage 2;

a summary of LB’s storage and control procedures for the cell banks;

Testing Laboratory reports.

2.3	Cell Bank Characterisation (Viruses)

Additional cell bank characterisation will be required in order to support regulatory applications to conduct clinical trials, or market a product. LB can arrange for such testing at LB’s approved contractors on the Customer’s behalf or alternatively deliver ampoules of the Cell Line to the Customer for performance of this testing.

Such testing should take place on the MCB, WCB, and the end of production cell bank EPC (see 6.2.3). LB if requested by the Customer, can review with the Customer strategies for cell bank testing.

Note:	This proposal makes provision for testing of the PSS to enable rapid transfer of the Cell Line into LB’s manufacturing facility. These tests on the PSS enable the cell banks to meet the cell bank specification (Schedule 1). However, for initiation of clinical trials the cell banks also need to be tested.

2.4	Timescale

Stage 2 shall be complete with the issue of the report of activities and it is estimated that this report will be issued [*] from the start of Stage 2. It is estimated that the [*] MCB will be established [*] from the start of Stage 2 and the [*] WCB will be established [*] from the start of Stage 2. Stage 2 will commence once Stage 1, activity 1.2.7 is completed.

3.0	Stage 3—Purification Process Development

3.1 Objectives

3.1.1	To establish a [*] suitable for manufacture of Product at [*].

3.1.2	To provide a sample of Product purified using the selected Process to the Customer for evaluation.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2	Activities

3.2.1	Receive [*] from the Cell Line produced under Stage 1 of the Services (either [*]).

3.2.2	Measure Product [*] and quantify by [*] of a sample purified by [*].

3.2.3	Determine the [*] for the Product.

3.2.4	Evaluate [*] and [*]. Measure [*].

The Product will be treated at [*] following [*]. This step is designed to [*].

3.2.5	[*] for the next step.

At least [*] will be included. This will be [*]. It may be necessary to follow this by either [*]. The final selection of [*] will depend on the characteristics of the Product.

For each [*] the composition of the [*], [*] will be evaluated. [*] after each step.

3.2.6	Evaluate a [*] to be inserted into the [*] at an appropriate point.

3.2.7	[*] Product into final [*].

3.2.8	Analyse Product [*]. Measure levels of [*] (if appropriate), [*] and [*] Product.

3.2.9	Deliver a [*] of Product produced at [*] to Customer for evaluation.

3.2.10	Issue report of activities to Customer. This report shall include:

•	[*]

•	[*] operation

•	copies of [*] analysis results

•	details of materials and methods used for activities pursuant to Stage 3

•	an outline of the recommended manufacturing Process including an estimate of the expected yield of Product at the chosen production scale

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

•	a preliminary estimate of the [*] that might be achieved across the Process

3.3	Timescale

Stage 3 can commence once [*] is available from Stage 1 of the Services. Stage 3 shall be complete with the issue of the report of activities and it is estimated that this report will be issued [*] from the start of Stage 3.

4.0	Stage 4—cGMP Documentation

4.1	Objective

To prepare cGMP documentation for use in manufacture of Product for clinical trials.

4.2	Activities

4.2.1	Prepare documentation approved by LB’s quality services department.

The documentation shall cover:

—	Manufacturing Directions for [*] Processes including in-Process controls.

—	Raw material specifications (as required).

—	Sampling protocols.

—	Final Product specification.

4.3	Timescale

Stage 4 shall be complete on notification by LB to the Customer that the documentation has been approved by LB’s quality services department. It is estimated that Stage 4 will take [*] from commencement, Stage 4 will be scheduled in to the overall programme in such a way that it is not rate limiting.

5.0	Stage 5—Development Pilot Batch

5.1	Objectives

5.1.1	To carry out a [*] at [*] (not to GMP).

5.1.2	To evaluate the ability of the Process to produce Product meeting the purity limits included in the draft Specification.

5.1.3	To produce bulk purified non GMP Product that the Customer could use for [*]. Depending on the testing results on the Product the Customer may consider the Product suitable for [*].

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2	Activities

5.2.1	Recover [*] from the MCB or WCB (Stage 2) and [*]. Carry out [*].

5.2.2	[*] and [*]. Refine the key operational parameters of this [*] in the Process.

5.2.3	[*] by procedure established during Stage 3.

5.2.4	Test Product [*]. The [*] will also be carried out on this [*].

5.2.5	Review requirements (if any) for Process modifications that may be needed following this study before Stage 6. Any such Process modifications are subject to agreement.

5.2.6	Lay down a [*], plus container type, to be agreed between LB and the Customer.

5.2.7	Deliver [*] Product to the Customer.

5.3	Timescale

Stage 5 shall be complete upon delivery of Product from the pilot batch. It is estimated that Product will be delivered [*] from commencement of Stage 5.

6.0	Stage 6—Production of cGMP Material

Note: This first batch of cGMP material to be made at LB will [*] batch

6.1	Objectives

6.1.1	To manufacture Product at [*] in accordance with the principles of Good Manufacturing Practice (cGMP).

6.1.2	To further evaluate the ability of the Process to produce Product meeting the draft Specification.

6.2	Activities

6.2.1	After receiving adequate [*] on the PSS and sterility, [*] on the MCB and WCB (Stage 2), [*] from the WCB and [*].

6.2.2	Carry out [*] scale.

6.2.3	Remove [*] and [*] an end of production cell bank (EPC).

6.2.4	[*] and [*] as specified in Stage 5.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2.5	[*] by procedure established during Stage 3.

6.2.6	Test Product against the draft Specification.

6.2.7	Review requirements (if any) for Process modifications in order to meet the Specification for manufacture of subsequent lots.

6.2.8	Deliver Product to the Customer.

6.2.9	Undertake quality assurance review of lot documentation.

6.3	Timescale

Stage 6 shall be complete upon completion of quality assurance review (6.2.9), it is estimated that this will be [*] from commencement of Stage 6. Product could be delivered in [*] at approximately [*] from commencement.

7.0	Stage 7—Manufacturing and Control Data Packages

7.1	Objectives

To prepare data packages covering the Services performed at LB for submission to the appropriate regulatory authorities as required by the Customer.

7.2	Activities

7.2.1	Prepare data packages as required by the Customer, possibly for the purposes of submission as a Type II Drug Master File in the USA and/or for the purposes of submission in a clinical trial application in Europe. Exact [*] to be agreed with the Customer as the Services progress.

The data packages will cover:

—	Adaptation of the Cell Line

—	Preparation of cell banks and cell bank characterisation

—	Production and QC methods.

—	Lot release procedures. Lot data.

—	Virus clearance validation

—	Appropriate references to LB validation studies.

7.2.2	Issue data packages to the Customer or to the regulatory authorities as appropriate.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3	Timescale

Stage 7 shall be complete with the issue of the data packages. The time required for completion of Stage 7 depends on the scope of work, to be agreed with the Customer.

8.0	Stage 8—Evaluation of [*] Clearance

8.1	Objectives

8.1.1	To obtain data for [*] by the [*] used in the [*] of bulk Product.

8.2	Activities

8.2.1	Design a scaled down Process for each [*]. The scaled down Process will mimic as closely as reasonably possible the manufacturing scale Process.

8.2.2	Prepare a GLP study protocol.

8.2.3	Collect column load samples from the appropriate steps of the full scale manufacturing Process during Stage 6 of the Services.

8.2.4	Carry out the scaled down Process for each of the [*]. Compare the [*] with the full scale manufacturing Process. This is designed to demonstrate that the scaled down Process does mimic the manufacturing Process and to generate control samples to test for [*].

8.2.5	Repeat the scaled down Process for each column step, each spiked separately with [*]. The [*] will be prepared and assayed by a suitable Testing Laboratory. The column [*] will be carried out by LB staff working in the laboratories of the Testing Laboratory.

8.2.6	Assay [*] in Product containing fractions (to allow calculation of clearance factors) and in selected unbound and wash fractions to determine (where possible) where [*] and hence identify critical steps in the Process.

8.2.7	Measure the extent of [*] and rate of [*].

8.2.8	Calculate [*] for each step by [*] applied by that [*].

8.2.9	Issue a report of activities to the Customer.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3	Timescale

Stage 8 shall commence once Product samples are obtained from Stage 6. It is estimated that Stage 8 shall be complete [*] from commencement.

9.0	Stage 9—Validation of Bulk Product bottling and shipping in [*] volumes

9.1	Objectives

9.1.1	To simulate in Lonza’s GMP facility a fill of final bulk Product into [*] bottles with [*] to provide SOPs and validation for this procedure.

9.1.2	To validate shipping of final bulk product in [*].

9.2	Activities

9.2.1	Simulate in Lonza’s GMP facility a fill of final bulk Product into [*] bottles with shrink sealage.

9.2.2	Prepare appropriate SOPs for the final fill of bulk Product into [*].

9.2.3	Simulate a shipment of final bulk Product in [*] bottles in packaging designed to maintain temperature at [*].

9.3	Timescale

9.3.1	Lonza will schedule the activities under Stage 9 to be complete prior to final fill of bulk Product in Stage 6. It is estimated that these activities will take [*] to complete.

10.0	Stage 10—Pre-Formulation Study

10.1	Objectives

10.1.1	To monitor Product stability in a range of buffers under conditions of temperature stress as a means of selecting working formulations that confer suitable short term stability and recommending candidates for longer stability trials to evaluate as a final bulk formulation buffer.

10.2	Activities

10.2.1	[*] Product by [*] prepared during [*], or alternatively, use a sample of [*] Product made available under [*].

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Adjust to an appropriate concentration to be agreed with the Customer.

Note:	Concentration should be +/-[*] of the concentration that is anticipated to be used in the final formulation.

10.2.2	[*] of Product into a maximum of [*] formulations.

Note:	Choice of formulations to be agreed with the Customer before commencement and [*].

Incubate samples at [*] for up to [*]. Selected [*] will take place.

Retention samples of unprocessed material will be kept at [*] for reference purposes.

10.2.3	Send samples at each time point to the Customer for evaluation of [*] (if appropriate).

10.2.4	Analyse samples at [*] by the following analytical methods (not all [*] will be evaluated at each timepoint):

Appearance: visual check for [*]

[*]: integrity

[*]: integrity

[*]: aggregates

[*]: [*]

10.2.5	Customer to supply LB with information on [*] of the Product assay results, as measured by the Customer, on samples supplied under activity 10.2.3.

Results to be included in the report to be produced under activity 10.2.6, if available.

10.2.6	Issue a report of the activities to the Customer. Make a recommendation on formulations which are suitable as short-term working formulations and which could be evaluated in longer stability studies.

10.3 Timescale

Stage 10 shall commence once samples are available from Stage 1.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Stage 10 shall be complete upon issue of the report of activities. It is estimated that this report shall be issued [*] from commencement of Stage 10.

11.0	Stage 11—Bulk Product Stability Studies

11.1	Objectives

11.1.1	To monitor Product stability in the selected (and, if requested by the Customer, one back-up alternative formulation) for an extended period.

11.1.2	To advise whether the formulations evaluated are suitable for long term use with the Product.

11.2	Activities

11.2.1	Agree scope of the study with the Customer: e.g. number of [*] to be performed at each time point, whether a back-up formulation is also to be looked at.

11.2.2	Take samples of bulk purified Product from batches to be agreed with the Customer, for example the [*] and/or the [*]. Samples will be of an appropriate volume to allow analysis of all the parameters to be measured in the study. Separate samples will be taken for each time point to be investigated. Samples will be stored in containers representative of the containers used for Product.

11.2.3	Incubate samples at [*] as required. Retention samples stored at [*] will be used for reference purposes.

Note:	It is recommended that additional samples be stored at [*] to allow extension of the Study if required and agreed between LB and the Customer. Sufficient samples will be stored to allow for assessment of [*] at the termination of each study condition.

11.2.4	At each time point send samples to the Customer for measurement of activity. Customer to supply results to LB for the final report.

11.2.5	At each time point analyse samples at LB using the following analytical methods:

Appearance:	visual check for [*]
[*]	Product integrity
[*]:	aggregates

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]:	protein concentration
[*]	particulates

Other assays may be added after agreement between LB and the Customer.

11.2.6	Issue a report to the Customer after completion of the study. Interim reports will also be provided as agreed between the Customer and LB. A summary of the results will be provided following each timepoint. Make a recommendation on the suitability of the formulation(s) tested for long term use with the Product.

11.3	Timescale

Stage 11 shall commence once samples are available.

Stage 11 shall be complete upon issue of the report of activities, the report will be issued at the end of the study. Duration of the study is to be agreed between LB and the Customer.

12.0 Stage 12—Reference Standard Characterisation and Product Equivalence Studies

12.1	Objectives

12.1.1	To analyse reference standards of Product made at LB using a number of analytical methods in addition to those used to test Product against the Specification.

12.1.2	To compare the reference standard of Product made at LB with Product made by the Customer in a [*] analysis.

12.2	Activities

12.2.1	Lay down a reference standard from Product produced under [*] and/or [*] of the Services. Store reference standards at [*]. Numbers and volumes of reference standard [*], plus container type to be agreed between LB and the Customer. Receive one reference standard from the Customer of Product made by the Customer.

12.2.2	Analyse reference standards in the following analytical assays:

[*]

[*]

[*]

[*]

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.2.3	The Customer or LB will assay the reference standards for [*].

12.2.4	Issue a report to the Customer of the results obtained and including where appropriate the tests carried out against the draft Specification.

Provide an assessment of whether these results are as expected for this Product. A description of any key differences between the reference standards will be provided (if applicable).

12.2.5	Make a recommendation in the report for any additional studies that might be required.

12.3	Timescale

Stage 12 can commence once the reference standards are available. Stage 12 will be complete upon issue of the report and it is estimated that this will be issued [*] from commencement of Stage 12.

13.0 Stage 13—Evaluation of LB’s [*] with Product

13.1 Objectives

13.1.l	To evaluate LB’s [*] and assess their suitability for testing of bulk purified Product.

13.2 Activities

13.2.l	Test Product samples in LB’s [*] using a selection of [*].

13.2.2	Assess if LB’s [*] in testing bulk Product for clinical trials.

13.2.3	Provide a recommendation on whether further work is needed to develop a [*] suitable for testing of bulk Product for clinical trials.

13.3 Timescale

It is estimated that Stage 13 will take [*] to complete. This Stage will be scheduled to commence as soon as representative purified Product samples are available from other Stages in the Services.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 3

PRICE AND TERMS OF PAYMENT

1.0 Price

In consideration for LB carrying out the Services as detailed in Schedule 2 the Customer shall pay LB, as follows

Stage		Price (UK £ sterling)
1	Cell Line Evaluation	£105,000

2	Master and Working Cell Banks	£64,000	(1)

3	Purification Process Development	£73,500

4	GMP Documentation	£26,250

5	Development Pilot Batch	£79,000

6	Production of GMP Material at [*]	£295,000	(2)

7	Manufacturing and Control Data Packages	£17,000	(3)

8	Evaluation of [*]	£40,000	(4)

9	Validation of Bulk Product bottling and shipping in [*] volumes	£30,000

10	Preformulation Study	£57,750

11	Bulk Product Stability Studies	£12,500	per time point

12	Reference Standard Characterisation	£50,000

13	Evaluation of [*] with Product	£7,000

Notes:

(1)	This Price includes only cell bank testing as specified in [*]. Additional testing will be required (see 2.3) prior to entry into human clinical trials, and is subject to separate agreement.

(2)	This Price does not include [*] of the EPC, laid down in [*].

(3)	Price for additional regulatory work to be agreed with the Customer depending on the scope of work. LB’s pricing of regulatory work is based on a man-day rate of [*].

(4)	Plus Testing Laboratory charges at price invoiced to LB (estimated to be approximately [*]).

2.0	Payment

Payment by the Customer of the Price for each Stage shall be made against LB invoices on the following basis:

For all Stages apart from Stage 6 and 11, [*] of the Price for each Stage on commencement of that Stage, and [*] on completion of that Stage.

For Stage 6 [*] on completion of the Stage.

For Stage 11 a payment schedule will be agreed between LB and the Customer to allow for interim payments to be made to LB as the Studies progresses.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 4

SPECIAL TERMS

At the request of Customer LB and Customer will negotiate in good faith a technology transfer agreement on terms consistent with LB’s terms of business in operation at that time.

SCHEDULE 5

TERMS FOR CONTRACT SERVICES FOR [*]

FOR XCYTE THERAPIES, INC.

1.	Interpretation

1.1	In these Standard Terms, unless the context requires otherwise:

1.1.1	“Affiliate” means any Company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with the relevant party to this Agreement. “Control” means the ownership of more than fifty per cent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the party in question.

1.1.2	“Agreement” means any contract between LB and a Customer incorporating these Standard Terms.

1.1.3	“Cell Line” means the cell line, particulars of which are set out in Schedule 1.

1.1.4	“cGMP” means Good Manufacturing Practices and General Biologics Products Standards as promulgated under the US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC. LB’s operational quality standards are defined in internal GMP policy documents. Additional product-specific development documentation and validation work may be required to support regulatory applications to conduct clinical trials or market a product.

1.1.5	“Customer” includes any person to whom a Proposal is issued by LB.

1.1.6	“Customer information” means all technical and other information not known to LB or in the public domain relating to the Cell Line, the Process and the Product, from time to time supplied by the Customer to LB.

1.1.7	“Customer Materials” means the Materials supplied by Customer to LB (if any) and identified as such by Schedule 1 hereto.

1.1.8	“Customer Tests” means the tests to be carried out on the Product immediately following receipt of the Product by the Customer, particulars of which are set out in Schedule 1.

1.1.9	“ex works” means LB has fulfilled its obligation to deliver when it has made the object of delivery available at its premises to the Customer or the Customer’s agent (or to LB’s carrier if the provisions of Clause 5.1 of this Schedule 5 apply). For the avoidance of doubt, unless otherwise agreed in writing, LB is not responsible for loading the object of delivery on to the vehicle provided by the Customer or the Customers agent (or to LB’s nominated carrier if Clause 5.1 of this Schedule 5 applies) or for delaying the object of delivery for export.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.10	“LB Know-How” means all technical and other information relating to the Process known to LB from time to time other than confidential Customer Information and information in the public domain.

1.1.11	“Patent Rights” means all patents and patent applications of any kind throughout the world relating to the Process which from time to time LB is the owner of or is entitled to use but not in any case any patent rights owned or controlled by Customer or its licensor/supplier.

1.1.12	“Price” means the price specified in Schedule 3 for the Services.

1.1.13	“Process” means the process for the production of the Product from the Cell Line, including any improvements thereto from time to time.

1.1.14	“Product” means all or any part of the product (including any sample thereof), particulars of which are set out in Schedule 1.

1.1.15	“Proposal” means any proposal or quotation issued by LB.

1.1.16	“Services” means all or any part of the services the subject of the Agreement or Proposal (including, without limitation, cell culture evaluation, purification evaluation, master, working and extended cell bank creation, and sample and bulk production), particulars of which are set-out in Schedule 2.

1.1.17	“Special Term” means any term additional or supplemental to these Standard Terms from time to time agreed in writing between LB and the Customer. Particulars of any Special Terms at the date of the Agreement are set out in Schedule 4.

1.1.18	“Specification” means the specification for Product, particulars of which are set out In Schedule 1.

1.1.19	“Terms of Payment” means the terms of payment specified in Schedule 3.

1.1.20	“Testing Laboratories” means any third party instructed by LB to carry out tests on the Cell Line or the Product.

1.2	Unless the context requires otherwise, words and phrases defined in any other part of the Agreement shall bear the same meanings in these Standard Terms, references to the singular number include the plural and vice versa, references to Schedules are references to schedules to the Agreement, and references to Clauses are references to clauses of these Standard Terms.

1.3	In the event of a conflict between a Special Term and these Standard Terms, the Special Term shall prevail.

2.	Applicability of Standard Terms

2.1

Unless agreed otherwise, these Standard Terms shall apply to every Proposal and Agreement, and to any services additional to the Services requested by a Customer. LB shall not be bound by any terms which may be inconsistent with these Standard Terms and the Special Terms. No variation of or addition to these Standard Terms and the Special Terms or any other term of an Agreement shall be effective unless in writing and signed for and on behalf of LB and Customer. For the avoidance of doubt, amendments to the draft Specification or Specification for Product shall be effective if reduced to writing and signed by the regulatory representative of both Parties, which regulatory representative shall be nominated from time to time by the parties.

2.2	Unless previously withdrawn, a Proposal is open for acceptance within the period stated therein. Where no period is stated, the Proposal shall be open for acceptance within thirty (30) days from the date it is issued unless withdrawn in the meantime. Any acceptance by a Customer of a Proposal shall not create a binding contract.

2.3	A binding contract shall only be created when LB has accepted in writing an offer placed by a Customer.

3.	Supply by Customer

3.1	Prior to or immediately following the date of the Agreement the Customer shall supply to LB the Customer Information, together with full details of any hazards relating to the Cell Line and/or the Customer Materials, their storage and use. On review of this Customer Information, the Cell Line and/or the Customer Materials shall be provided to LB at LB’s request. Property in the Cell Line and/or the Customer Materials supplied to LB shall remain vested in the Customer.

3.2	The Customer hereby grants LB the non-exclusive right to use the Cell Line, the Customer Materials and the Customer Information for the purpose of the Agreement. LB hereby undertakes not to use the Cell Line, the Customer Materials or the Customer Information (or any part thereof) for any other purpose.

3.3	LB shall:

3.3.1	at all times use all reasonable endeavours to keep the Cell Line and/or the Customer Materials secure and safe from loss and damage in such manner as LB stores its own material of similar nature;

3.3.2	not part with possession of the Cell Line and/or the Customer Materials or the Product, save for the purpose of tests at the Testing Laboratories; and

3.3.3	procure that all Testing Laboratories are subject to obligations of confidence and restrictions to use and transfer substantially in the form of those obligations of confidence imposed on LB under these Standard Terms.

3.4	The Customer warrants to LB that:

3.4.1	the Customer is and shall at all times throughout the duration of the Agreement remain entitled to supply the Cell Line, the Customer Materials and Customer Information to LB;

3.4.2	to the best of the Customer’s knowledge and belief the use by LB of the Cell Line, the Customer Materials or and the Customer Information for the Services will not infringe any rights (including, without limitation, any intellectual or industrial property rights) vested in any third party; and

3.4.3

the Customer will notify LB, in writing, immediately it knows or ought to know that it is no longer entitled to supply the Cell Line, the Customer Materials and/or the Customer Information to LB or that the use by LB of the Cell Line, the Customer Materials or the Customer Information for the Services infringes or is alleged to infringe any rights (including, without limitation, any intellectual or industrial property rights) vested in any third party.

3.5	Provided that LB gives Customer prompt written notice and full particulars of any claim, tenders to Customer, full control of any defense or settlement and co-operates fully with Customer, the Customer undertakes to indemnify and to maintain LB promptly indemnified against any loss, damage, costs and expenses of any nature (including court costs and legal fees on a full indemnity basis), whether direct or consequential, and whether or not foreseeable or in the contemplation of LB or the Customer, that LB may suffer arising out of or incidental to any breach of the warranties given by the Customer under Clause 3.4 above or any claims alleging LB’s use of the Cell Line, the Customer Materials or the Customer Information infringes any rights (including, without limitation, any intellectual or industrial property rights) vested in any third party (whether or not the Customer knows or ought to have known about the same), however it is agreed that LB will retain its own independent legal counsel with settlement of any claim requiring LB’s prior written consent which shall not be unreasonably withheld.

3.6	The obligations of LB and the Customer under this Clause 3 shall survive the termination for whatever reason of the Agreement.

4.	Provision of the Services

4.1	LB shall diligently carry out the Services as provided in Schedule 2 and shall use all reasonable efforts to achieve the estimated timescales therefor.

4.2	Due to the unpredictable nature of the biological processes involved in the Services, the timescales set down for the performance of the Services (including without limitation the dates for production and delivery of Product) and the quantities of Product for delivery set out in Schedule 2 are estimated only.

4.3	Provided that LB has complied with Section 4.1 the Customer shall not be entitled to cancel any unfulfilled part of the Services or to refuse to accept the Services on grounds of late performance, late delivery or failure to produce the estimated quantities of Product for delivery. LB shall not be liable for any loss, damage, costs or expenses of any nature, whether direct or consequential, occasioned by:

4.3.1	any delay in performance or delivery howsoever caused; or

4.3.2	any failure to produce the estimated quantities of Product for delivery.

4.4	LB shall comply with the regulatory requirements from time to applicable to the Services as set out in Schedule 2 hereto, including without limitation all relevant requirements of current Good Manufacturing Practices under the policies and practices of the US FDA and European Regulatory Authorities and shall consider ICH and other relevant regulatory guidance documents whether or not set forth with precision in said Schedule 2. If the Customer requests LB to comply with any other regulatory or similar legislative requirements LB shall use all reasonable commercial endeavours to do so provided that:

4.4.1	the Customer shall be responsible for informing LB in writing of the precise foreign requirements which the Customer is requesting LB to observe;

4.4.2	such foreign requirements do not conflict with any mandatory requirements under the laws of England;

4.4.3	LB shall be under no obligation to ensure that such written information complies with the applicable requirements of any foreign jurisdiction; and

4.4.4	all costs and expenses incurred by LB in complying with such foreign requirements shall be charged to the Customer in addition to the Price.

4.5	Delivery of Product shall be ex-works LB’s premises (Incoterms 1990). Risk in and title to Product shall pass on delivery. Transportation of Product, whether or not under any arrangements made by LB on behalf of the Customer, shall be made at the sole risk and expense of the Customer.

4.6	Unless otherwise agreed, LB shall package and label Product for delivery ex-works in accordance with its standard operating procedures. It shall be the responsibility of the Customer to inform LB in writing in advance of any special packaging and labelling requirements for Product. All additional costs and expenses of whatever nature incurred by LB in complying with such special requirements shall be charged to the Customer in addition to the Price.

5.	Transportation of Product and Customer Tests

5.1	If requested by the Customer, LB will (acting as agent of the Customer for such purpose) arrange the transportation of Product from LB’s premises to the destination indicated by the Customer together with insurance cover for Product in transit at its invoiced value. All additional costs and expenses of whatever nature incurred by LB in arranging such transportation and insurance shall be charged to the Customer in addition to the Price.

5.2	Where LB has made arrangements for the transportation of Product, the Customer shall diligently examine the Product as soon as practicable after receipt. Notice of all claims (time being of the essence) arising out of:

5.2.1	damage to or total or partial loss of Product in transit shall be given in writing to LB and the carrier within three (3) working days of delivery; or

5.2.2	non-delivery shall be given in writing to LB within ten (10) days after the date of LB’s dispatch notice.

5.3	The Customer shall make damaged Product available for inspection and shall comply with the requirements of any insurance policy covering the Product notified by LB to the Customer. LB shall offer the Customer all reasonable assistance (at the cost and expense of the Customer) in pursuing any claims arising out of the transportation of Product.

5.4

Promptly following receipt of Product or any sample thereof, the Customer shall carry out the Customer Tests. PROVIDED ALWAYS the Specification for such Product is not stated to be in draft form, if the Customer Tests show that the Product fails to meet Specification, the Customer shall give LB written notice thereof within forty-five (45) days from the date of delivery of the Product ex-works and shall return such Product to LB’s premises for further testing. In the absence of such written notice Product shall be deemed to have been accepted by the Customer as meeting Specification. If LB is satisfied that Product returned to LB fails to meet Specification and that such failure is not due (in whole or in part) to acts or omissions of the Customer or any third party after delivery of such Product ex-works, LB shall at Customer’s discretion refund that part of the Price that relates to the production of such Product or replace such Product at its own cost and expense. In the event Customer requires LB to replace such Product, LB shall be entitled to have regard to its commercial commitments to third parties in the timing of such replacement and will consider Customer’s requirements in as fair and equal manner as it considers other third party customer requirements, Customer acknowledges that there may, therefore, be a delay in the timing of the replacement of such Product.

FOR THE AVOIDANCE OF DOUBT, WHERE THE SPECIFICATION IS STATED TO BE IN DRAFT FORM LB SHALL BE OBLIGED ONLY TO USE ITS REASONABLE ENDEAVOURS TO PRODUCE PRODUCT THAT MEETS SPECIFICATION.

5.5	If there is any dispute concerning whether Product returned to LB, fails to meet Specification or whether such failure is due (in whole or in part) to acts or omissions of the Customer or any third party after delivery of such Product ex-works, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between LB and the Customer or, in the absence of agreement by the President for the time being of the Association of the British Pharmaceutical Industry. The costs of such independent expert shall be borne equally between LB and the Customer. The decision of such independent expert shall be in writing and, save for manifest error on the face of the decision, shall be binding on both LB and the Customer.

5.6	The provisions of Clauses 5.4 and 5.5 shall be the sole remedy available to the Customer in respect of Product that fails to meet Specification.

6.	Price and Terms of Payment

6.1	The Customer shall pay the Price in accordance with the Terms of Payment.

6.2	Unless otherwise indicated in writing by LB. all prices and charges are exclusive of Value Added Tax or of any other applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by the Customer (other than taxes on LB’s income). All Invoices are strictly net and payment must be made within thirty (30) days of date of invoice. Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature.

6.3	In default of payment on due date:

6.3.1	interest shall accrue on any amount overdue at the rate of [*] above the base lending rate from time to time of HSBC Bank plc, interest to accrue on a day to day basis both before and after judgement; and

6.3.2	LB shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services or to treat the Agreement as repudiated by notice in writing to the Customer exercised at any time thereafter.

7.	Warranty and Limitation of Liability

7.1	LB warrants that:

7.1.1	the Services shall be performed in accordance with Clause 4.1; and

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.1.2	the Product shall meet Specification on delivery, save where the Specification is stated to be in draft form when LB shall be obliged only to use its reasonable endeavours to produce Product that meets Specification.

7.2	Clause 7.1 is in lieu of all conditions, warranties and statements in respect of the Services and/or the Product whether expressed or implied by statute, custom of the trade or otherwise (including but without limitation any such condition, warranty or statement relating to the description or quality of the Product, its fitness for a particular purpose or use under any conditions whether or not known to LB) and any such condition, warranty or statement is hereby excluded.

7.3	Without prejudice to the terms of Clauses 5.6, 7.1. 7.2, 7.4 and 7.6, the liability of LB for any loss or damage suffered by the Customer as a direct result of any breach of the Agreement or of any other liability of LB (including misrepresentation and negligence or third party claim brought against Customer relating solely to LB know-how) in respect of the Services (including without limitation the production and/or supply of the Product) shall be limited to the payment by LB of damages which shall not exceed pounds sterling nine hundred and nineteen thousand and five hundred (£919,500).

7.4	Subject to Clause 7.6, LB shall not be liable for the following loss or damage howsoever caused (even if foreseeable or in the contemplation of LB or the Customer):

7.4.1	loss of profits, business or revenue whether suffered by the Customer or any other person; or

7.4.2	special, indirect or consequential loss, whether suffered by the Customer or any other person; and

7.4.3	any loss arising from any claim made against the Customer by any other person.

7.5	Provided that LB gives Customer prompt written notice and full particulars of any claim, tenders to Customer, full control of any defense or settlement, and co-operate fully with Customer, the Customer shall indemnify and maintain LB promptly indemnified against all claims, actions, costs, expenses of any nature (including court costs and legal fees on a full indemnity basis) or other liabilities whatsoever in respect of the following, it been agreed, however that LB will retain its own independent legal counsel with settlement of any claim requiring LB’s prior written consent which will not be unreasonably withheld:

7.5.1	any liability under the Consumer Protection Act 1987, unless such liability is caused by the negligent act or omission of LB in the production and/or supply of the Product; and

7.5.2	any product liability (other than that referred to in Clause 7.5.1) in respect of Product, unless such liability is caused by the negligent act or omission of LB in the production and/or supply of Product; and

7.5.3	any negligent or willful act or omission of the Customer in relation to the use, processing, storage or sale of the Product.

7.6	Nothing contained in these Standard Terms shall purport to exclude or restrict any liability for death or personal injury resulting directly from negligence by LB in carrying out the Services or any liability for breach of the implied undertakings of LB as to title.

7.7	The obligations of LB and the Customer under this Clause 7 shall survive the termination for whatever reason of the Agreement.

8.	Customer Information, LB Know-How and Patent Rights

8.1	The Customer acknowledges that LB Know-How and LB acknowledges that Customer Information with which it is supplied by the other pursuant to the Agreement is supplied, subject to Clause 8.4, in circumstances imparting an obligation of confidence and each agrees to keep such LB Know-How or such Customer Information secret and confidential and to respect the other’s proprietary rights therein and not at any time for any reason whatsoever to disclose or permit such LB Know-How or such Customer Information to be disclosed to any third party save as expressly provided herein.

8.2	The Customer and LB shall each procure that all their respective employees, consultants and contractors having access to confidential LB Know-How or confidential Customer Information shall be subject to the same obligations of confidence as the principals pursuant to Clause 8.1 and shall enter into secrecy agreements in support of such obligations. Insofar as this is not reasonably practicable, the principals shall take all reasonable steps to ensure that any such employees, consultants and contractors are made aware of such obligations.

8.3	LB and the Customer each undertake not to disclose or permit to be disclosed to any third party, or otherwise make use of or permit to be made use of, any trade secrets or confidential information relating to the technology, business affairs or finances of the other, any subsidiary, holding company or subsidiary or any such holding company of the other, or of any suppliers, agents, distributors, licensees or other customers of the other which comes into its possession under this Agreement.

8.4	The obligations of confidence referred to in this Clause 8 shall not extend to any information which:

8.4.1	is or becomes generally available to the public otherwise than by reason of a breach by the recipient party of the provisions of this Clause 8;

8.4.2	is known to the recipient party and is at its free disposal prior to its receipt from the other;

8.4.3	is subsequently disclosed to the recipient party without being made subject to an obligation of confidence by a third party;

8.4.4	LB or the Customer may be required to disclose under any statutory, regulatory or similar legislative requirement, subject to the imposition of obligations of secrecy wherever possible in that relation; or

8.4.5	is developed by any servant or agent of the recipient party without access to or use or knowledge of the information by the disclosing party.

8.5	The Customer acknowledges that:

8.5.1	LB Know-How and the Patent Rights are vested in LB or LB is otherwise entitled thereto; and

8.5.2	the Customer shall not at any time have any right, title, license or interest in or to LB Know-How, the Patent Rights or any other intellectual property rights relating to the Process which are vested in LB or to which LB is otherwise entitled.

8.6	LB acknowledges that:

8.6.1	Customer has undertaken that the Customer Information is vested in the Customer or the Customer is otherwise entitled thereto; and

8.6.2	save as provided herein LB shall not at any time have any right, title, license or interest in or to the Customer information or any other Intellectual Property rights vested in Customer or to which the Customer is entitled.

8.7	The obligations of LB and the Customer under this Clause 8 shall survive the termination for whatever reason of the Agreement.

9.	Termination

9.1	If it becomes apparent to either LB or the Customer at any stage in the provision of the Services that it will not be possible to complete the Services for scientific or technical reasons, a sixty (60) day period shall be allowed for discussion to resolve such problems. If such problems are not resolved within such period, LB and the Customer shall each have the right to terminate the Agreement forthwith by notice in writing. In the event of such termination, the Customer shall pay to LB a termination sum calculated by reference to all the Services performed by LB prior to such termination (including a pro rata proportion of the Price for any stage of the Services which is in process at the date of termination) and all expenses reasonably incurred by LB in giving effect to such termination, including the costs of terminating any commitments entered into under the Agreement, such termination sum not to exceed the balance of the Price for the remaining services not yet commenced, LB will engage in good faith efforts to offer to other third party customers those development resources or manufacturing slots which become available due to termination by Customer of this Agreement, and Customer will not be required to pay for that portion of the Services and related expenses that LB is able to charge to such other customers.

9.2	Customer shall be entitled to terminate this Agreement at any time for any reason by sixty (60) days’ notice to LB in writing. In the event of Customer serving notice to terminate this Agreement which notice is expressed to be given pursuant to this Clause 9.2, Customer shall:

9.2.1	pay LB a termination sum calculated in accordance with the principles of Clause 9.1 above, and

9.2.2

In the event notice to terminate this Agreement pursuant to this Clause 9.2 is issued to LB within six (6) months of LB’s then estimated start date for any stage of the Services which includes cGMP fermentation activities, Customer shall pay LB a sum (to the extent not already payable as noted above in accordance with the principles of Clause 9.1) equal to not less than ten percent (10%) nor more than eighty-five percent (85%) of the full Price of that stage, or those stages, in question, as provided in Clause 9.2.3 below. Such payment shall fall due to LB on or before the date of termination of the Services. For the avoidance of doubt activities relating to cGMP fermentation shall be deemed to commence with the date of removal of the vial of cells for the performance of the fermentation from frozen storage.

9.2.3	In the event of Customer serving notice to terminate this Agreement in the circumstances described in Clause 9.2.2, LB shall use reasonable endeavours to substitute a requirement for the manufacturing slot which becomes available due to Customer of the Agreement. If LB finds such an alternative third party selling the manufacturing slot, which third party requirement is not for business (i.e. LB shall not be required to reschedule parties), the fee payable by Customer under Clause 10% of the price for the manufacturing slot originally amount, if any, by which the fees to be paid for such customer is less than 85% of the price under this originally reserved for Customer. If LB is substitute a third party requirement for the such manner, Customer shall be liable to of the price under this Agreement third party termination by and is successful in previously contracted existing commitments to third parties), the fee payable by Customer under Clause 9.2.2 shall equal the greater of (a) reserved for Customer and (b) the manufacturing slot by such other Agreement for the manufacturing slot unable, by using reasonable endeavours, to manufacturing slot reserved for Customer in pay LB under Clause 9.2.2 a sum equal to 85% for the manufacturing slot.

9.3	LB and the Customer may each terminate the Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events:

9.3.1	if the other commits a breach of the Agreement which (in the case of a breach capable of remedy) is not remedied within thirty (30) days of the receipt by the other of notice identifying the breach and requiring its remedy; or

9.3.2	if the other ceases for any reason to carry on business or compounds with or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or any part of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law.

9.4	Upon the termination of the Agreement for whatever reason:

9.4.1	LB shall promptly return all Customer Information to the Customer and shall dispose of or return to the Customer the Customer Materials (and where supplied by Customer the Cell Line) and any materials therefrom, as directed by the Customer;

9.4.2	the Customer shall promptly return to LB all LB Know-How it has received from LB;

9.4.3	the Customer shall not thereafter use or exploit the Patent Rights or the LB Know-How in any way whatsoever;

9.4.4	LB may thereafter use or exploit the Patent Rights or the LB Know-How in any way whatsoever without restriction; and

9.4.5	LB and the Customer shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Clause 9.4.

9.5	Termination of the Agreement for whatever reason shall not affect the accrued rights of either LB or the Customer arising under or out of this Agreement and all provisions which are expressed to survive the Agreement shall remain in full force and effect.

10.	Force Majeure

10.1	If LB is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and shall give written notice thereof to the Customer specifying the matters constituting Force Majeure together with such evidence as LB reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, LB shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue.

10.2	The expression “Force Majeure” shall be deemed to include any cause affecting the performance by LB of the Agreement arising from or attributable to acts, events, acts of God, omissions or accidents beyond the reasonable control of LB.

11.	Governing Law, Jurisdiction and Enforceability

11.1	The construction, validity and performance of the Agreement shall be governed by the laws of England, to the jurisdiction of whose courts LB and the Customer submit.

11.2	No failure or delay on the part of either LB or the Customer to exercise or enforce any rights conferred on it by the Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

11.3	The illegality or invalidity of any provision (or any part thereof) of the Agreement or these Standard Terms shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provision as the case may be.

12.	Miscellaneous

12.1

Neither party shall be entitled to assign, transfer, charge or in any way make over the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, save that either LB or the Customer shall respectively be entitled without the prior written consent of the other to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement to an

Affiliate or to any 50/50 joint venture company of which either party is the beneficial owner or fifty per cent (50%) of the issued share capital thereof or to any company with which either party may merge or to any company to which that party may transfer its assets and undertakings.

12.2	The text of any press release or other communication to be published by or in the media concerning the subject matter of the Agreement shall require the prior written approval of LB and the Customer.

12.3	The Agreement embodies the entire understanding of LB and the Customer and there are no promises, terms, conditions or obligations, oral or written, expressed on implied, other than those contained in the Agreement. The terms of the Agreement shall supersede all previous agreements (if any) which may exist or have existed between LB and the Customer relating to the Services.